FRANK J. HARITON ATTORNEY - AT – LAW
1065 Dobbs Ferry Road * White Plains * New York 10607 (Tel) (914) 674-4373 * (Fax) (914) 693-2963 * (e-mail) hariton@sprynet.com

February 12, 2019

NDN BV, Inc.

19901 Southwest Freeway, #205

Sugar Land, Texas 77479

Re: Form I-A Regulation A Offering Statement

Ladies and Gentlemen:

I have been requested by NDN BV, Inc., a Wyoming corporation (the "Company"), to render my opinion in connection with certain matters pertaining to the Regulation A Offering Statement on Form IA (the "Offering Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of the offering of up to 5,440,000 shares of common stock, $1.50 per share (the "Shares"). There exist six (6) selling shareholders offering a total of 440,000 shares of common stock at $1.50 per share.

In connection with this opinion letter, I have examined the Offering Statement and originals, or copies certified or otherwise identified to my satisfaction, of the Company's Articles of Incorporation and such other documents, records and other instruments as I have deemed appropriate for the purposes of the opinion set forth herein. I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to me as originals, the conformity with the originals of all documents submitted to me as certified, facsimile or photocopies and the authenticity of the originals of all documents submitted to me as copies.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company in the manner and on the terms described in the Offering Statement, will be validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as Exhibit 5.1 to the Offering Statement. In giving this consent, I do not admit that I am an expert within the meaning of Section 1 1 of the Act or within the category of persons whose consent is required by Section 7 of the Act. I own 25,000 shares of the Company's common stock and am included as a selling shareholder with respect thereto in the Offering Statement.

My opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the Shares. I assume no obligation to advise you of facts, circumstances, events or developments which may hereafter be brought to my attention and which may alter, affect, or modify the opinions expressed herein.

Very truly yours,

/s/ Frank J. Hariton

Frank J. Hariton